NEWS RELEASE

    Exhibit 99.1
                                  Vanguard Natural Resources Reports Third Quarter 2011 Results

~Adjusted EBITDA rose 67% over third quarter 2010 to $37.0 million~

~ Distributable Cash Flow of $19.0 million rose 31% over third quarter 2010 ~

HOUSTON—November 3, 2011--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended September 30, 2011.

Mr. Scott W. Smith, President and CEO, commented: “The Company continued its track record of increasing production, cash flow and distributions this quarter. With the merger vote for Vanguard and Encore Energy Partners LP unitholders now set for November 30th, we are looking forward to completing this process and as a combined entity being able to continue our successful strategy of acquiring and developing long life oil and gas assets on behalf of our unitholders.”

Third Quarter 2011 Highlights:

•
We increased our quarterly distribution for the fourth consecutive quarter. The $0.5775 per unit distribution declared for the third quarter of 2011 represents a 5% increase over the third quarter of 2010 and a 0.4% increase over second quarter 2011.

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 67% to $37.0 million from $22.2 million in the third quarter of 2010 and increased 1% from the $36.5 million recorded in the second quarter of 2011.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 31% to $19.0 million from the $14.5 million generated in the third quarter of 2010 and decreased 26% sequentially over the $25.6 million generated in the second quarter of 2011.

•
We reported net income attributable to Vanguard unitholders for the quarter of $75.9 million or $2.51 per basic unit compared to a reported net income of $1.9 million or $0.09 per basic unit in the third quarter of 2010; however, both quarters included special items.  The recent quarter includes $107.7 million of non-cash unrealized net gains in our commodity and interest rate derivatives contracts, a $0.5 million non-cash gain on the acquisition of oil and natural gas properties, a $0.08 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and $1.2 million in material transaction costs incurred on acquisitions and mergers.  The 2010 third quarter results included $10.7 million of unrealized net losses in our commodity and interest rate derivatives contracts and a $0.06 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $14.1 million in the third quarter of 2011 or $0.47 per basic unit, as compared to $12.7 million or $0.57 per basic unit, in the third quarter of 2010.

•
Reported average production of 13,371 BOE per day in the third quarter of 2011 was up 163% over 5,076 BOE per day produced in the third quarter of 2010 and a 0.6% increase over second quarter of 2011.  On a BOE basis, crude oil, natural gas liquids (“NGLs”) and natural gas accounted for 57%, 8%, and 35% of our production, respectively.  The 163% increase in total production on a BOE basis is primarily due to our acquisition of Encore effective December 31, 2010.

Due to the application of generally accepted accounting principles, please note that all production and reserve information reported at Vanguard reflect both Vanguard and Encore’s production and reserves on a consolidated basis which includes the approximate 53.4% ownership interest in Encore that Vanguard does not own.

During the quarter we produced 2,585 MMcf of natural gas, 695,306 Bbls of oil, and 103,989 Bbls of NGLs, compared to the 1,289 MMcf of natural gas, 200,289 Bbls of oil and 52,244 Bbls of NGLs produced in the third quarter of 2010.  Including the impact of our hedges in the third quarter of this year, we realized a net price of $8.00 per Mcf on natural gas sales, $76.89 per Bbl on crude oil sales, and $58.96 per barrel on NGL sales, for an average sales price of $65.25 per BOE (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

2011 Nine Month Highlights:

•	Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 86% to $111.1 million from the $59.8 million generated in the first nine months of 2010.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 80% to $73.0 million from the $40.7 million generated in the comparable period of 2010.

•
We reported net income attributable to Vanguard unitholders for the first nine months of 2011 of $77.3 million or $2.56 per basic unit compared to a net income of $27.5 million or $1.35 per basic unit in the first nine months of 2010.  The 2011 results includes a non-cash unrealized gain of $67.0 million on our commodity and interest rate derivative contracts, a $0.4 million non-cash loss on acquisition of oil and natural gas properties, a $0.3 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and $1.7 million in material transaction costs incurred on acquisitions and mergers. The 2010 results included a non-cash unrealized loss of $0.7 million on our commodity and interest rate derivative contracts, a $0.1 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and a $5.7 million non-cash loss on the acquisition of oil and natural gas properties.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $46.3 million in the first nine months of 2011, or $1.53 per unit, compared to Adjusted Net Income of $34.0 million, or $1.66 per unit, in the comparable period of 2010.

•
Reported average production of 13,310 BOE per day in the first nine months of 2011 was up 185% over 4,666 BOE per day produced in the comparable period of 2010.  On a BOE basis, crude oil, natural gas liquids (“NGLs”) and natural gas accounted for 56%, 8%, and 36% of our production, respectively.  The 185% increase in total production on a BOE basis is primarily due to our acquisition of Encore effective December 31, 2010.

During the first nine months of 2011 we produced 7,795 MMcf of natural gas, 2,050,893 Bbls of oil, and 283,675 Bbls of NGLs, compared to the 3,764 MMcf of natural gas, 487,145 Bbls of oil and 159,644 Bbls of natural gas liquids produced in the first nine months of 2010.  Including the impact of our hedges in the third quarter of this year, we realized a net price of $7.43 per Mcf on natural gas sales, $79.75 per Bbl on crude oil sales, and $59.94 per barrel on NGL sales, for an average sales price of $65.62 per BOE (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

Recent Events

On July 11, 2011, Vanguard and ENP announced the execution of a definitive agreement that would result in a merger whereby ENP would become a wholly-owned subsidiary of Vanguard Natural Gas, LLC, through a unit-for-unit exchange. Under the terms of the definitive agreement, ENP’s public unitholders would receive 0.75 Vanguard common units in exchange for each ENP common unit they own at closing. The transaction would result in approximately 18.4 million additional common units being issued by Vanguard. The terms of the definitive agreement were unanimously approved by the members of the ENP Conflicts Committee, who negotiated the terms on behalf of ENP and is comprised solely of independent directors. In addition, Jefferies & Company, Inc., has issued a fairness opinion to the ENP Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to the unaffiliated unitholders of ENP.  The members of the Vanguard Conflicts Committee, which is also comprised solely of independent directors, negotiated the terms on behalf of Vanguard and also voted unanimously in favor of the merger. In addition, RBC Capital Markets has issued a fairness opinion to the Vanguard Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to Vanguard.

The completion of the merger is subject to approval by a majority of the outstanding ENP common units and also subject to the approval of the issuance of additional Vanguard common units in connection with the merger by the affirmative vote of a majority of the votes cast by Vanguard unitholders.  Completion of the merger, assuming the requisite unitholder votes are obtained and subject to other customary terms and conditions, is expected to occur on November 30, 2011.  On August 2, 2011, Vanguard and ENP filed a Registration Statement on Form S-4 (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”), which has been declared effective. The Form S-4 incorporates a joint proxy statement/prospectus which Vanguard and ENP mailed to their respective unitholders in connection with obtaining unitholder approval of the proposed merger. Pending completion of the merger, Vanguard and ENP have agreed to customary restrictions in the way they conduct their businesses.

On November 1, 2011, Vanguard and ENP announced that both companies have established a record date and a meeting date for the special meetings of unitholders to consider and vote upon the previously-announced merger agreement.

Vanguard unitholders of record at the close of business on October 14, 2011 are entitled to notice of and to vote at the special meeting. The Vanguard special meeting will be held on Wednesday, November 30, 2011 at 11:00am Central Time, at the offices of Vinson & Elkins, 1001 Fannin Street, Suite 2500, Houston, TX  77002.

Vanguard and ENP unitholders are encouraged to read the definitive proxy statement relating to the special meetings in its entirety.  The definitive proxy statement was filed with the SEC on October 31, 2011 and was first mailed to unitholders on the same date.

Vanguard and ENP unitholders who have questions about the merger or who require assistance in submitting their proxy or voting their units should contact the proxy solicitor, D.F. King & Co., Inc. at
1-800-628-8532.

See below for a description of a recently amended credit facility under Liquidity Update.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2014 for both crude oil and natural gas by implementing a hedging program on a portion of our total anticipated production. At September 30, 2011, the fair value of commodity derivative contracts was an asset of approximately $46.6 million, of which $27.8 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, puts, three-way collars and NYMEX collars to hedge natural gas and oil prices.

The following tables summarize new commodity and interest rate derivative contracts put in place during the three months ended September 30, 2011:

	October 1, – December 31, 2011	Year 2012	Year 2013	Year 2014	Year 2015
Commodity:
Gas Positions:
Fixed Price Swaps:
ENP
Notional Volume (MMBtu)	230,000	915,000	912,500	425,500	—
Weighted Average Fixed Price ($/MMBtu)	$4.80	$4.80	$4.80	$4.80	$—
Basis Swaps:
ENP
Notional Volume (MMBtu)	230,000	915,000	912,500	425,500	—
Weighted Average Fixed Price ($/MMBtu) (1)	$(0.32)	$(0.32)	$(0.32)	$(0.32)	$—

Oil Positions:
Fixed Price Swaps:
ENP
Notional Volume (Bbls)	—	36,600	36,500	36,500	—
Weighted Average Price ($/Bbl)	$—	$95.00	$95.00	$95.00	$—
Basis Swaps:
ENP
Notional Volume (MMBtu)	21,000	84,000	84,000	—	—
Weighted Average Fixed Price ($/MMBtu) (2)	$19.10	$15.15	$9.60	$—	$—
Swaptions:
ENP
Notional Volume (Bbls)	—	—	—	—	36,500
Weighted Average Floor Price ($/Bbl)	$—	$—	$—	$—	$95.00
Three Way Collars:
VNR
Notional Volume (Bbls)	9,200	82,350	387,525	—	—
Floor Price ($/Bbl)	$90.00	$90.00	$90.21	$—	$—
Ceiling Price ($/Bbl)	$100.25	$111.22	$102.38	$—	$—
Short Put Price ($/Bbl)	$70.00	$70.00	$62.12	$—	$—
ENP
Notional Volume (Bbls)	36,800	192,150	191,625	54,750	—
Floor Price ($/Bbl)	$90.00	$90.00	$90.00	$90.00	$—
Ceiling Price ($/Bbl)	$102.63	$106.76	$106.76	$105.00	$—
Short Put Price ($/Bbl)	$70.00	$70.00	$70.00	$70.00	$—

(1)	Natural gas basis swap contracts represent a weighted average differential between prices against Rocky Mountains (CIGC) and NYMEX Henry Hub prices
(2)	Oil basis swap contracts represent a weighted average differential between prices against Light Louisiana Sweet Crude (LLS) and NYMEX WTI prices

	Notional Amount	Fixed Libor Rates
Interest Rate: Period:
VNR
October 1, 2011 to January 31, 2015	$20,000	1.89%
October 1, 2011 to September 23, 2016	$75,000	1.15%
ENP
October 1, 2011 to March 7, 2016 (1)	$75,000	1.08%

(1)
ENP increased the notional amount on an existing $50 million interest rate swap at 2.42% set to expire in March 2012.  ENP entered into this interest rate swap on September 21, 2011, and the terms became effective on October 7, 2011.

For a summary of all commodity and interest rate derivative contracts in place at September 30, 2011, please refer to our third quarter Form 10-Q which is expected to be filed on November 8, 2011.

Cash Distributions

On November 14, 2011, the Company will pay a third quarter cash distribution of $0.5775 per unit to its unitholders of record as of November 7, 2011.  This quarterly distribution payment represents a 5% increase over the amount distributed for the third quarter of 2010 and a 0.4% increase over the second quarter of 2011.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties on a 100% consolidated basis were approximately $15.0 million in the third quarter of 2011 compared to $5.6 million for the comparable quarter of 2010 and $5.3 million in the second quarter of 2011.  During the three months ended September 30, 2011, Vanguard spent $7.9 million on its properties with the majority being spent on drilling one Vanguard operated horizontal oil well in Ward County, Texas and drilling two Vanguard operated vertical gas wells in La Salle County, Texas, all of which are scheduled to be completed in the fourth quarter of 2011 and did not contribute to third quarter production.  The remaining $7.1 million represents total capital spent by Encore where half was spent drilling three ENP operated vertical oil wells in the Big Horn Basin and the other half was spent on recompletions, returning wells to production, non-operated drilling and maintenance projects of which $3.3 million is Vanguard’s ownership share.  Based on the drilling projects currently in progress, we anticipate incurring as much as $8.0 - $11.0 million in capital expenditures in the fourth quarter of 2011 on a 100% consolidated basis.

Liquidity Update

At September 30, 2011, Vanguard had indebtedness under its reserve-based credit facility totaling $218.5 million with a borrowing base of $265.0 million which provided for $46.5 million in undrawn capacity.  As of November 2, 2011 there were $214.0 million of outstanding borrowings and $51.0 million of borrowing capacity under the reserve-based credit facility.

At September 30, 2011, ENP had $356.0 million outstanding under its credit agreement and $44.0 million of remaining availability.  On November 2, 2011 there were $346.0 million of outstanding borrowings and $54.0 million of borrowing capacity under the ENP credit agreement. All borrowings under the ENP credit agreement are reflected as current liabilities.  This is due to the credit agreement maturing on March 7, 2012.  However, see below for a discussion on a new amended credit agreement entered into by Vanguard that would repay all amounts outstanding under the ENP credit agreement upon consummation of a merger with Vanguard.

On September 30, 2011, Vanguard entered into the Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”) which amends and restates our existing facility. The execution of the Amended Credit Agreement will only be effective upon the satisfaction of certain conditions including, but not limited to, the successful consummation of the previously announced merger between Vanguard and ENP.  The Amended Credit Agreement provides for an initial borrowing base of $765 million and a maturity of October 31, 2016.

The Amended Credit Agreement contains various covenants, substantially similar to its existing facility, that limit our ability to incur indebtedness, enter into commodity and interest rate swaps, grant certain liens, make certain loans, acquisitions, capital expenditures and investments, merge or consolidate, or engage in certain asset dispositions, including a sale of all or substantially all of our assets.  Several key covenant limitations were amended to provide Vanguard greater financial flexibility including increasing the percentage of production that can be hedged into the future, increasing the permitted debt to EBITDA coverage ratio from 3.5x to 4.0x, eliminating the required interest coverage ratio, eliminating the ten percent liquidity requirement to pay distributions to unitholders, and allowing for unsecured debt.  Also, a new interest rate pricing grid will lower Vanguard's cost of bank debt by half a percent.  Under the terms of the Amended Credit Agreement, Vanguard agreed that a portion of the proceeds of the credit facility created by the Amended Credit Agreement will be used to repay amounts outstanding under the ENP credit agreement.

Conference Call Information

Vanguard will host a conference call today to discuss its third quarter results at 10:30 a.m. Eastern Time (9:30 a.m. Central). To access the call, please dial (800) 762-8908 or (480) 629-9677, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available through December 3, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4483164#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at investorrelations@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas.  In addition, Vanguard owns 100% of the general partner of Encore Energy Partners LP (NYSE: ENP) and approximately 46.0% of the outstanding common units of Encore.  Encore has oil and natural gas properties located in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com and more information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Net Natural Gas Production:
Appalachian gas (MMcf)	665		762		1,980		2,198
Permian gas (MMcf)	150		100		341		279
South Texas gas (MMcf)	214		427	(a)	1,080		1,287	(a)
ENP gas (MMcf)	1,556	(b)	—	(b)	4,394	(b)	—	(b)
Total natural gas production (MMcf)	2,585		1,289		7,795		3,764

Average Appalachian daily gas production (Mcf/day)	7,231		8,276		7,253		8,050
Average Permian daily gas production (Mcf/day)	1,628		1,087		1,248		1,023
Average South Texas daily gas production (Mcf/day)	2,328		4,646	(a)	3,957		4,715	(a)
Average ENP daily gas production (Mcf/day)	16,912	(b)	—	(b)	16,094	(b)	—	(b)
Average daily gas production (Mcf/day)	28,099		14,009		28,552		13,788

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$8.00	(c)	$9.56	(c)	$7.43	(c)	$ 9.92	(c)
Net realized gas price, excluding hedges	$5.34		$4.97		$4.75		$ 5.39

Net Oil Production:
Appalachian oil (Bbls)	21,829		27,971		70,302		89,301
Permian oil (Bbls)	104,670		103,327		315,676		291,565
South Texas oil (Bbls)	5,878		5,341	(a)	16,870		15,793	(a)
Mississippi oil (Bbls)	51,883		63,650	(a)	151,613		90,486	(a)
ENP oil (Bbls)	511,046	(b)	—	(b)	1,496,432	(b)	—	(b)
Total oil production (Bbls)	695,306		200,289		2,050,893		487,145

Average Appalachian daily oil production (Bbls/day)	237		304		258		327
Average Permian daily oil production (Bbls/day)	1,137		1,123		1,157		1,068
Average South Texas daily oil production (Bbls/day)	63		58	(a)	62		58	(a)
Average Mississippi daily oil production (Bbls/day)	564		692	(a)	555		331	(a)
Average ENP daily oil production (Bbls/day)	5,555	(b)	—	(b)	5,481	(b)	—	(b)
Average daily oil production (Bbls/day)	7,556		2,177		7,513		1,784

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$76.89	(c)	$75.46	(c)	$79.75	(c)	$ 76.09	(c)
Net realized oil price, excluding hedges	$78.19		$70.48		$84.16		$ 71.44

Net Natural Gas Liquids Production:
Permian natural gas liquids (Bbls)	25,516		9,466		45,342		25,763
South Texas natural gas liquids (Bbls)	21,682		42,778		101,611		133,881
ENP natural gas liquids (Bbls)	56,791	(b)	—	(b)	136,722	(b)	—	(b)
Total natural gas liquids production (Bbls)	103,989		52,244		283,675		159,644

Average Permian daily natural gas liquids production (Bbls/day)	278		103		166		94
Average South Texas daily natural gas liquids production (Bbls/day)	236		465		373		490
Average ENP daily natural gas liquids production (Bbls/day)	617	(b)	—	(b)	501	(b)	—	(b)
Average daily natural gas liquids production (Bbls/day)	1,131		568		1,040		584

Average Net Realized Natural Gas Liquids Sales Price per Bbl	$58.96		$41.58		$59.94		$44.52

(a)
South Texas area includes production from the Dos Hermanos, Sun TSH and Parker Creek acquisitions. The Parker Creek acquisition closed on May 20, 2010 and, as such, only four months and eleven days of operations are included in the nine month period ended September 30, 2010. The average daily production above is calculated based on the total number of days in the reported period regardless of how many days an acquisition contributed production in the reported period. The average daily production for the South Texas area, calculated using the actual number of days for the Parker Creek acquisition from the closing date to the end of the reported period, was 4,798Mcf/day of natural gas and 69 Bbls/day of oil for the nine months ended September 30, 2010. The average daily production for the Mississippi area, calculated using the actual number of days for the Parker Creek acquisition from the closing date to the end of the reported period, was 26 Mcf/day of natural gas and 591 Bbls/day of oil for nine month period ended September 30, 2010.

(b)
The Encore acquisition closed on December 31, 2010 and, as such, no operations are included in the three month or nine month periods ended September 30, 2010.  During 2011, ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Wyoming and the Texas and Louisiana Gulf Coast area.  The operating results of these properties for  three month and nine month periods ended September 30, 2011 are included from the date of acquisition forward and include the production attributable to the 53.4% interest that Vanguard does not own.

(c)	Excludes amortization of premiums paid and amortization of value on derivative contracts acquired.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011 (a)	2010 (c)	2011 (a)	2010(b)(c)
Revenues:
Oil, natural gas and natural gas liquids sales	$74,429	$22,684	$226,838	$62,200
Loss on commodity cash flow hedges	(635)	(568)	(2,307)	(2,127)
Realized gain on other commodity derivative contracts	1,902	6,513	4,474	18,274
Unrealized gain (loss) on other commodity derivative contracts	109,639	(9,388)	68,625	1,332
Total revenues	185,335	19,241	297,630	79,679

Costs and expenses:
Production:
Lease operating expenses	15,393	4,838	43,960	13,545
Production and other taxes	7,693	1,753	21,319	5,215
Depreciation, depletion, amortization, and accretion	21,419	6,179	62,797	16,130
Selling, general and administrative expenses	5,330	1,104	16,436	3,638
Total costs and expenses	49,835	13,874	144,512	38,528

Income from operations	135,500	5,367	153,118	41,151

Other income (expense):
Interest expense	(7,509)	(1,708)	(21,137)	(4,522)
Realized loss on interest rate derivative contracts	(664)	(511)	(2,208)	(1,624)
Gain on interest rate cash flow hedges	—	101	39	216
Unrealized loss on interest rate derivative contracts	(1,939)	(1,337)	(1,641)	(2,021)
Net gain (loss) on acquisition of oil and natural gas properties	487	—	(383)	(5,680)
Other	70	—	76	—
Total other expense	(9,555)	(3,455)	(25,254)	(13,631)

Net income	125,945	1,912	127,864	27,520
Less:
Net income attributable to non-controlling interest	50,061	—	50,593	—
Net income attributable to Vanguard unitholders	$75,884	$1,912	$77,271	$27,520

Net income per Common and Class B units – basic	$2.51	$0.09	$2.56	$1.35

Net income per Common and Class B units – diluted	$2.50	$0.09	$2.55	$1.34

Weighted average units outstanding:
Common units – basic	29,839	21,671	29,792	20,037
Common units – diluted	29,981	21,710	29,855	20,071
Class B units – basic & diluted	420	420	420	420

(a)
During 2011, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Wyoming and the Texas and Louisiana Gulf Coast area.  The operating results of these properties for  three month and nine month periods ended September 30, 2011 are included from the date of acquisition forward.

(b)	The Parker Creek acquisition closed on May 20, 2010 and, as such, only four months and eleven days of operations are included in the nine month period ended September 30, 2010.

(c)	The Encore acquisition closed on December 31, 2010 and, as such, no operations are included in the three or nine month periods ended September 30, 2010.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,346	$1,828
Trade accounts receivable, net	45,311	32,961
Derivative assets	27,919	16,523
Other current assets	4,287	1,474
Total current assets	80,863	52,786

Oil and natural gas properties, at cost	1,518,536	1,312,107
Accumulated depletion	(310,229)	(248,704)
Oil and natural gas properties evaluated, net – full cost method	1,208,307	1,063,403

Other assets
Goodwill	420,955	420,955
Other intangible assets, net	8,882	9,017
Derivative assets	19,246	1,479
Deferred financing costs	2,868	5,649
Other assets	2,982	1,903
Total assets	$1,744,103	$1,555,192

Liabilities and members’ equity

Current liabilities
Accounts payable:
Trade	$2,878	$3,156
Affiliate	1,461	668
Accrued liabilities:
Lease operating	6,227	5,156
Developmental capital	2,899	996
Interest	591	310
Production and other taxes	16,908	11,793
Derivative liabilities	1,813	6,209
Deferred swap premium liability	432	1,739
Oil and natural gas revenue payable	3,767	2,241
Other	5,083	8,202
Current portion, long-term debt	531,000	175,000
Total current liabilities	573,059	215,470

Long-term debt	218,500	410,500
Derivative liabilities	4,423	30,384
Asset retirement obligations, net of current portion	34,364	29,434
Other long-term liabilities	63	11
Total liabilities	830,409	685,799

Commitments and contingencies

Members’ equity
Members’ capital, 29,836,019 common units issued and outstanding at September 30, 2011 and 29,666,039 at December 31, 2010	346,612	318,597
Class B units, 420,000 issued and outstanding at September 30, 2011 and December 31, 2010	4,450	5,166
Accumulated other comprehensive loss	(764)	(3,032)
Total VNR members’ equity	350,298	320,731
Non-controlling interest in subsidiary	563,396	548,662
Total members’ equity	913,694	869,393
Total liabilities and members’ equity	$1,744,103	$1,555,192

 Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income attributable to Vanguard unitholders in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	Net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees, realized gains and losses on interest rate derivative contracts and gains and losses on interest rate cash flow hedges;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•	Non-controlling interest amounts attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income attributable to Vanguard unitholders in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	Net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest.  From this we add or subtract the following:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•	Non-controlling interest amount attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011 (b)	2010 (d)	2011 (b)	2010 (c)(d)

Net income attributable to Vanguard unitholders	$75,884	$1,912	77,271	$27,520
Net income attributable to non-controlling interest	50,061	—	50,593	—
Net income	125,945	$1,912	127,864	$27,520
Plus:
Interest expense, including realized losses on interest rate derivative contracts and gains and losses on interest rate cash flow hedges	8,173	2,118	23,306	5,930
Depreciation, depletion, amortization and accretion	21,419	6,179	62,797	16,130
Amortization of premiums paid on derivative contracts	4,663	481	9,501	1,479
Amortization of value on derivative contracts acquired	36	489	154	1,657
Unrealized (gains) losses on other commodity and interest rate derivative contracts	(107,700)	10,725	(66,984)	689
Net (gain) loss on acquisition of oil and natural gas properties	(487)	—	383	5,680
Deferred taxes	220	12	415	(37)
Unit-based compensation expense	675	190	1,821	656
Unrealized fair value of phantom units granted to officers	77	55	310	103
Material transaction costs incurred on acquisitions and mergers	1,182	—	1,745	—
Adjusted EBITDA before non-controlling interest	$54,203	$22,161	$161,312	$59,807
Non-controlling interest attributable to adjustments above	(17,957)	—	(52,457)	—
Administrative services fees eliminated in consolidation	782	—	2,250	—
Adjusted EBITDA attributable to Vanguard unitholders	$37,028	$22,161	$111,105	$59,807
Less:
Interest expense, including realized losses on interest rate derivative contracts	(8,173)	(2,118)	(23,306)	(5,930)
Drilling, capital workover and recompletion expenditures	(15,000)	(5,572)	(23,729)	(13,220)
Non-controlling interest	5,174	—	8,929	—
Distributable Cash Flow attributable to Vanguard unitholders	$19,029	$14,471	$72,999	$40,657

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)
During 2011, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Wyoming and the Texas and Louisiana Gulf Coast area.  The operating results of these properties for  three month and nine month periods ended September 30, 2011 are included from the date of acquisition forward.

(c)	The Parker Creek acquisition closed on May 20, 2010 and, as such, only four months and eleven days of operations are included in the nine month period ended September 30, 2010.

(d)	The Encore acquisition closed on December 31, 2010 and, as such, no operations are included in the three or nine month periods ended September 30, 2010.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income attributable to Vanguard unitholders in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income attributable to Vanguard unitholders plus:

•	Net income attributable to the non-controlling interest.

The result is net income which includes the non-controlling interest.  From this we add or subtract the following:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to management;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•	Non-controlling interest amount attributable to each of the items above which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income to Adjusted Net Income
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011(a)		2010(c)	2011(a)	2010(b)(c)

Net income attributable to Vanguard unitholders	$75,884	$	$ 1,912	$77,271	$27,520
Net income attributable to non-controlling interest	50,061		—	50,593	—
Net income	125,945		$ 1,912	127,864	27,520
Plus (Less):
Unrealized (gain) loss on other commodity derivative contracts	(109,639)		9,388	(68,625)	(1,332))
Unrealized loss on interest rate derivative contracts	1,939		1,337	1,641	2,021
Unrealized fair value of phantom units granted to officers	77		55	310	103
Net (gain) loss on acquisition of oil and natural gas properties	(487)		—	383	5,680
Material transaction costs incurred on acquisitions and mergers	1,182		—	1,745	—
Total adjustments	(106,928)		10,780	(64,546)	6,472
Adjusted net income before controlling interest	19,017		12,692	63,318	33,992
Non-controlling interest attributable to items above	(5,698)		—	(19,250)	—
Administrative services fees eliminated in consolidation	782		—	2,250	—
Adjusted Net Income attributable to Vanguard unitholders	$14,101	$	$ 12,692	$46,318	$33,992

Basic net income per unit attributable to Vanguard unitholders	$2.51		$0.09	$2.56	$1.35
Net income attributable to non-controlling interest	1.66		—	1.68	—
Basic net income per unit:	4.17		0.09	4.24	1.35
Plus (Less):
Unrealized (gain) loss on other commodity derivative contracts	(3.62)		0.42	(2.27)	(0.07))
Unrealized loss on interest rate derivative contracts	0.06		0.06	0.05	0.10
Unrealized fair value of phantom units granted to officers	—		—	0.01	—
Net (gain) loss on acquisition of oil and natural gas properties	(0.02)		—	0.01	0.28
Material transaction costs incurred on acquisitions and mergers	0.04		—	0.06	—
Non-controlling interest attributable to items above	(0.19)		—	(0.64)	—
Administrative services fees eliminated in consolidation	0.03		—	0.07	—
Basic Adjusted Net Income per unit attributable to Vanguard unitholders	$0.47		$0.57	$1.53	$1.66

(a)
During 2011, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Wyoming and the Texas and Louisiana Gulf Coast area.  The operating results of these properties for  three month and nine month periods ended September 30, 2011 are included from the date of acquisition forward.

(b)	The Parker Creek acquisition closed on May 20, 2010 and, as such, only four months and eleven days of operations are included in the nine month period ended September 30, 2010.

(c)	The Encore acquisition closed on December 31, 2010 and, as such, no operations are included in the three or nine month periods ended September 30, 2010.

Important Information for Investors

This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into by Encore Energy Partners, LP (“ENP”) and Vanguard Natural Resources, LLC (“VNR”), pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).  If the proposed merger is approved, a registration statement of VNR, which will include a joint proxy statement of ENP and VNR, which will also constitute a prospectus of VNR, and other materials, will be filed with the SEC. IF AND WHEN APPLICABLE, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DOCUMENTS FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENP, VNR AND THE PROPOSED MERGER. If and when applicable, investors and security holders may obtain a free copy of the joint proxy statement / prospectus and other documents containing information about ENP and VNR, without charge, at the SEC’s website at www.sec.gov

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com